Exhibit 10.2

TRUST AGREEMENT

This Agreement (“Trust Agreement”) is effective as of October 1, 2013, by and between Pyramid Oil Company ( “Company”) and Gilbert Ansolabehere (“Trustee”).

The parties, for good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

Recitals

WHEREAS, Company has incurred liability under the terms of a Settlement Agreement entered into with John Alexander (“Alexander”), effective as of even date (the “Settlement”);

WHEREAS, Company wishes to establish a trust (hereinafter called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Alexander (or his heirs or estate in the event of his death; and the reference to Alexander hereafter is intended to include his heirs or estate) at such times as specified in the Settlement;

WHEREAS, it is the intention of Company to make a single contribution to the Trust to provide a source of funds to satisfy such liability;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust

(a) Company hereby deposits with Trustee in trust $967,329 in cash, which shall be the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be for the uses and purposes of Alexander or general creditors of Company as herein set forth. Alexander shall be the sole beneficiary of this Trust. Any rights created under this Trust Agreement shall be mere unsecured contractual rights of Alexander against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) hereof.

Section 2. Payments to Alexander. Trustee shall make the following payments, as provided under the Settlement, to Alexander or his heirs: $322,443 on each of April 5, 2014, January 5, 2015 and January 5, 2016. The Company shall advise Trustee of the amount to be withheld from each such payment to make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld from each such payment and shall distribute to the Company such amount solely for remittance by Company to the appropriate taxing authorities.

Section 3. Trustee’s Responsibility Regarding Payments to Trust Beneficiary

When Company is Insolvent.

(a) Trustee shall cease payment of benefits to Alexander or his heirs if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, Trustee shall discontinue payments to Alexander.

(2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Company's solvency.

(3) If at any time Trustee has determined that the Company is Insolvent, Trustee shall discontinue payments to Alexander or his heirs and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Alexander or his heirs from pursuing the rights provided under the Settlement as general creditors of Company.

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(4) Trustee shall resume the payment of benefits to Alexander or his heirs in accordance with Section 2 of this Trust only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payments to Alexander pursuant to Section 3 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Alexander or his heirs under the Settlement for the period of such discontinuance.

Section 4. No Payments to Company. Except as otherwise provided herein, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments have been made to Alexander.

Section 5. Investment Authority.

(a) All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Alexander.

(b) In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company. Trustee shall deposit the funds held in the Trust in one or more banks, each of which shall have a minimum of $10 billion in assets, and in one or more interest bearing federally insured accounts in such banks.

Section 6. Disposition of Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and paid first to Alexander in satisfaction of the amounts due to him (if otherwise diminished because of the Insolvency of the Company) or second to the Trustee as part of the fee for Trustee’s services.

Section 7. Accounting by Trustee. On behalf of Trustee and subject to Trustee’s review, the accountant for the Company, shall, at the Company’s expense, maintain and keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions of the Trust. Within 90 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, such accountant shall deliver to Company a written account of the administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all transactions effected by it and showing all cash, and other property, if any, held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8. Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Settlement or this Trust Agreement and is given in writing by Company. In the event of a dispute between the Company and any party as it relates to the Trust, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

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(b) If Trustee undertakes or defends any litigation arising in connection with the Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments.

(c) Trustee may consult with legal counsel (who may also be counsel for Company) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire, at Company’s expense, agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

(f) Notwithstanding any powers granted to Trustee pursuant to the Trust Agreement or to applicable law, Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee. Except as otherwise provided, Company shall pay all administrative and Trustee's fees and expenses.

Section 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise. Trustee shall select a successor Trustee prior to the effective date of Trustee's resignation

(b) Trustee may be removed by the Company, only on the basis of Trustee’s incapacity on 30 days’ notice or upon shorter notice accepted by Trustee. The Company shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

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Section 11. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Settlement or shall make the Trust revocable.

(b) The Trust shall not terminate until the final payment is made as provided herein unless there are no assets remaining in the Trust. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

Section 12. Disputes; Attorneys’ Fees; Law; Venue. If any legal proceeding or litigation instituted by a party against the other arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs as determined by the arbitrator, arbitrators, or court, in addition to any judgment awarded. This Agreement is executed in Kern County, California and California law shall govern as to the construction, interpretation, and enforcement of this Agreement and the rights and obligations of the parties to this Agreement; without reference to conflicts of law principles. Proper venue for any legal proceeding, arbitration, or other litigation arising out of this Agreement shall be in Bakersfield, California, only, and the parties waive any right to a change of venue. The parties waive their respective rights to a jury trial, it being the parties’ intent that the dispute be heard by a judge only.

Section 13. Miscellaneous.

(a) Any provision of the Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions thereof.

(b) Payments to Alexander under this Trust may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of California.

Signatures on following page

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EXECUTED on the date above written at Los Angeles, California.

Pyramid Oil Company

By:	/s/ Michael Herman

Michael Herman

Trustee

/s/ Gilbert Ansolabehere

      Gilbert Ansolabehere

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